                                                                    Exhibit 99.1


                   [Coopers & Lybrand L.L.P. Letterhead]


                       Report of Independent Accountants
                       ---------------------------------


To the Shareholders and Board of Directors of Allegheny Teledyne Incorporated:


We have audited the consolidated balance sheets of Oregon Matallurgical Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oregon Metallurgical Corporation and subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                  /s/ PricewaterhouseCoopers LLP


Portland, Oregon
January 23, 1998